Exhibit 5.3
Ryan, Swanson & Cleveland, PLLC
1201 Third Avenue, Suite 3400
Seattle, Washington 98101
+1 206 464-4224 Main
+1 206 621-7568 Fax
www.ryanlaw.com
October 10, 2006
H&E Equipment Services, Inc.
11100 Mead Road, Suite 200
Baton Rouge, Louisiana 70816
Ladies and Gentlemen:
     We have acted as special counsel to GNE Investments, Inc., a Washington corporation (“GNE”), as a Guarantor, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-137780) originally filed by H & E Equipment Services, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on October 3, 2006, and as amended on October 10, 2006 (the “Registration Statement”), of the proposed offer by the Company to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of outstanding 8-3/8% Senior Notes due 2016 of the Company (the “Outstanding Notes”) and the guarantees (the “Outstanding Guarantees”) of the Outstanding Notes by GNE, Great Northern Equipment, Inc., H & E Finance Corp., H & E Equipment Services (California), LLC, and H & E California Holding, Inc. (the “Guarantors”) for an equal aggregate principal amount of 8-3/8% Senior Notes due 2016 of the Company (the “Exchange Notes”) and guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. The Exchange Notes and Exchange Guarantees will be issued pursuant to an indenture, dated as of August 4, 2006 (the “Indenture”) by and among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), which Indenture is filed as exhibit 4.9 to the Registration Statement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion

H&E Equipment Services, Inc.
October 10, 2006

is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as to the enforceability of the Exchange Notes and the Exchange Guarantees.
     In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, agreements, certificates, corporate and other instruments, and examined such questions of law as we have deemed necessary or appropriate for the purposes of rendering this opinion letter, including the Registration Statement, the Indenture, the form of Exchange Note and the form of notation of Exchange Guarantee. As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements of officers and representatives of GNE.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons, and the legal power and authority of all persons signing on behalf of the parties to all documents (other than GNE). In addition, we have assumed that (i) each party (other than GNE) to the Indenture, the Outstanding Notes, the Outstanding Guarantees, the Exchange Notes and the Exchange Guarantees is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each party (other than GNE) to the Indenture, the Outstanding Notes, the Outstanding Guarantees the Exchange Notes and the Exchange Guarantees has the legal power and authority to enter into and perform its respective obligations thereunder, (iii) the Indenture, the Outstanding Notes and the Outstanding Guarantees have been, and the Exchange Notes and the Exchange Guarantees will have been, duly authorized, executed and delivered by the parties thereto (other than GNE) and constitute, and in the case of the Exchange Notes and the Exchange Guarantees, will constitute, legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms, (iv) the Outstanding Notes have been, and the Exchange Notes will have been, duly authenticated and delivered by

H&E Equipment Services, Inc.
October 10, 2006

the Trustee in accordance with the terms of the Indenture, (v) the Exchange Notes will conform to the specimens thereof examined by us, (vi) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (vii) the Registration Statement will have been declared effective by the Commission. We have also assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes and the Exchange Guarantees.
     The opinions expressed herein are limited to the internal laws of the state of Washington and we express no opinion concerning the laws of any other jurisdiction.
     On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:
     1. The Exchange Guaranty of GNE has been duly authorized by all necessary corporate action of GNE. When the Exchange Notes have been duly executed, authenticated, issued and delivered by or on behalf of H&E Equipment Services, Inc., the Company in the manner contemplated by the Prospectus against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Exchange Guaranty of GNE will be the legally valid and binding obligation of GNE, enforceable against GNE in accordance with its terms.
     Our opinions as expressed herein are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws now or hereafter in effect of or relating to or affecting creditors’ rights generally, and (ii) general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court or other body before which any proceeding therefor may be brought.
     This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

H&E Equipment Services, Inc.
October 10, 2006

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ RYAN, SWANSON & CLEVELAND, PLLC